Exhibit 2.1

FIRST AMENDMENT
TO THE
AMENDED AND RESTATED SHARE EXCHANGE AGREEMENT

This FIRST AMENDMENT TO THE AMENDED AND RESTATED SHARE EXCHANGE AGREEMENT (this “Amendment”), dated as of March 13, 2020, is made and entered into by and between Blue Valor Limited, a company incorporated in Hong Kong (the “Seller”) and Legacy Acquisition Corp., a Delaware corporation (the “Purchaser”).

WHEREAS, the parties hereto previously entered into that certain Amended and Restated Share Exchange Agreement (including, without limitation, the exhibits and amendments thereto, the “Agreement”), dated as of December 2, 2019;

WHEREAS, capitalized terms used herein but not defined herein shall have the meanings ascribed thereto in the Agreement; and

WHEREAS, Section 11.2 of the Agreement provides that the Agreement may not be amended or modified except by an instrument in writing signed by each of the Seller and the Purchaser; and

WHEREAS, the parties hereto wish to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.      Amendments to Recitals of the Agreement.

(a)     Amendment to Recital G. Recital paragraph G is hereby amended and restated in its entirety by replacing it with the following:

“G.   The Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, all of the issued and outstanding shares in the Company in exchange for the Closing Payment Shares, the Seller Deferred Shares, and, if earned pursuant to the terms hereof, the Earnout Payment, in each case, subject to the terms and conditions set forth herein (“Share Purchase”);”.

(b)    Amendment to Recital L. Recital paragraph L is hereby amended and restated in its entirety by replacing it with the following:

“L.    (i) Simultaneously with the execution of the First Amendment to this Agreement, (x) the Purchaser, Legacy Acquisition Sponsor I LLC, a Delaware limited liability company (“Sponsor”), and the Seller are entering into that certain Sponsor Support Agreement, the form of which is attached as Exhibit B hereto (the “Sponsor Support Agreement”), with respect to the treatment of the Purchaser’s Class F common stock as provided therein, and (y) the Purchaser and Sponsor are entering into that certain Waiver Agreement, the form of which is attached as Exhibit J hereto (the “Waiver Agreement”), with respect to the treatment of the Purchaser’s Class F common stock as provided therein, and (ii) at the Closing, the Purchaser, Sponsor and the Seller shall enter into that certain Registration Rights Consent and Waiver, the form of which is attached as Exhibit K hereto (the “Registration Rights Waiver Agreement”);”.

2.      Amendments to Article I of the Agreement.

(a)     Amendment to Section 1.2 of the Agreement. Section 1.2 of the Agreement is hereby amended by deleting “and the Redemption Side Letter” and replacing it with “the Sponsor Support Agreement, the Waiver Agreement, and the Registration Rights Waiver Agreement”.

(b)    Amendment to Section 1.17 of the Agreement. Section 1.17 of the Agreement is hereby amended by deleting the number “30,000,000” and replacing it with “27,000,000”.

(c)     Amendment to Further Definitions in the Agreement. The reference list of “Further Definitions” in Article I of the Agreement is hereby amended by (i) deleting the term “Redemption Side Letter” and its corresponding section reference, (ii) deleting the term “September 30 Audited Financials” and its corresponding section reference, (iii) deleting the term “Blue Impact Warrant Tender Offer” and its corresponding section reference, and (iv) inserting the following terms and corresponding section references in the proper alphabetical order:

“Change in Control	2.9(a)(i)
Deferred Shares	2.9(b)
Deferred Share Holder	2.9(g)
Extraordinary Dividend	2.9(e)
Permitted Transferee	2.9(g)
PIPE Financing	6.26
Price Target	2.9(a)(v)
Public Warrant Amendment	6.24
Purchaser Common Share 30-Day VWAP	2.9(a)(ii)
Purchaser Private Placement Warrants	6.24
Purchaser Public Warrants	6.24
Registration Rights Waiver Agreement	Recitals
Seller Deferred Shares	2.9(a)(iii)
Seller Trigger Event	2.9(a)(iv)
Sponsor	Recitals
Sponsor Deferred Shares	2.9(a)(v)
Sponsor High Trigger Deferred Shares	2.9(a)(vi)
Sponsor High Trigger Event	2.9(a)(viii)
Sponsor Low Trigger Deferred Shares	2.9(a)(vii)
Sponsor Low Trigger Event	2.9(a)(ix)
Sponsor Private Placement Warrants	6.24
Sponsor Support Agreement	Recitals
Subscribers	6.26
Subscription Agreements	6.26
Transfer	2.9(g)
Trigger Event	2.9(a)(x)
Waiver Agreement	Recitals
Warrant Agreement	6.24
Warrant Amendments	6.24
Warrant Holder Support Agreement	5.21”

3.      Amendments to Article II of the Agreement.

(a)     Amendment to Section 2.1 of the Agreement. The last sentence of Section 2.1 of the Agreement is hereby amended and restated in its entirety by replacing it with the following:

“In addition and notwithstanding the foregoing sentence, the Purchaser shall (i) pay to the Seller the Earnout Payment and (ii) issue to the Seller the Seller Deferred Shares, in each case, as additional consideration for the Purchased Shares and in accordance with the terms and subject to the conditions of this Agreement.”

(b)    Addition of new Section 2.9 to the Agreement. Article II of the Agreement is hereby amended by inserting the following new Section 2.9 after Section 2.8:

“2.9      Deferred Shares.

(a)        As used in this Agreement, the following terms have the respective meanings set forth below:

(i) “Change in Control” means a transaction with a Person or group of Persons acting in concert, pursuant to which such Person or Persons acquire, directly or indirectly, in any single transaction or series of related transactions, more than 50% of the total voting power or economic rights of the equity securities of

Purchaser (excluding, for the avoidance of doubt, any Deferred Shares to be issued or to become vested in connection with such transaction(s) pursuant to Section 2.9 in connection with such Change in Control, as applicable) (whether by merger, consolidation, sale, exchange, issuance, transfer or redemption of equity securities or otherwise). For purposes of a Change in Control, the “price per share” of Purchaser Common Shares means (a) the amount of cash proceeds and (b) the value of any non-cash consideration that a holder of one Purchaser Common Share would be entitled to receive or receives, directly or indirectly, in such transaction ((x) assuming that any earn-out or similar payments, escrows, holdbacks and similar items are included as part of the consideration received as of the closing of such transaction and (y) calculated as if the equity securities, directly or indirectly, acquired in such transaction are all of the equity securities then outstanding). For purposes of clause (b) of the immediately preceding sentence, the value of any non-cash consideration shall be (i) if the underlying transaction agreement sets forth a value thereof as agreed between the parties thereto, such value set forth in such transaction agreement, (ii) if any such non-cash consideration is an equity security for which a public market exists, the weighted average of the prices of such equity security quoted on the primary securities exchange on which such equity security is listed for the 10 trading day period ending immediately prior to the date of the determination of value or (iii) in any other case, the value reasonably determined in good faith by the Purchaser Board.

(ii) “Purchaser Common Share 30-Day VWAP” means, on any date after the Closing, the volume weighted average trading price per Purchaser Common Share for the thirty consecutive trading days ending on such determination date (calculated as a single period) on the NYSE (or such other national securities exchange that is the principal U.S. trading market for Purchaser Common Shares).

(iii) “Seller Deferred Shares” shall mean 3,000,000 Purchaser Common Shares (which, upon issuance, shall be fully paid and non-assessable and free and clear of any Liens (other than Liens arising under applicable securities Laws or Liens granted by the applicable holder)) that shall be issued by Purchaser to Seller (or its Permitted Transferee) as provided in this Section 2.9.

(iv) “Seller Trigger Event” means any of the following: (A) the first day on which the Purchaser Common Share 30-Day VWAP is equal to or greater than $20.00 (such share price as adjusted pursuant to this Section 2.9, the “Seller Price Target”); (B) in the case of a Change in Control, if the price per Purchaser Common Share paid or payable in connection with such Change in Control is equal to or greater than the Seller Price Target; or (C) the 10 year anniversary of the Closing.

(v) “Sponsor Deferred Shares” shall mean the Sponsor Low Trigger Deferred Shares and the Sponsor High Trigger Deferred Shares.

(vi) “Sponsor High Trigger Deferred Shares” shall mean 1,000,000 Purchaser Common Shares (which, upon issuance, shall be fully paid and non-assessable and free and clear of any Liens (other than Liens arising under applicable securities Laws or Liens granted by the applicable holder)) that shall be issued by Purchaser to Sponsor (or its Permitted Transferee) as provided in this Section 2.9.

(vii) “Sponsor Low Trigger Deferred Shares” shall mean 1,000,000 Purchaser Common Shares (which, upon issuance, shall be fully paid and non-assessable and free and clear of any Liens (other than Liens arising under applicable securities Laws or Liens granted by the applicable holder)) that shall be issued by Purchaser to Sponsor (or its Permitted Transferee) as provided in this Section 2.9.

(viii) “Sponsor High Trigger Event” means any of the following: (A) the first day on which the Purchaser Common Share 30-Day VWAP is equal to or greater than $20.00 (such share price as adjusted pursuant to this Section 2.9, the “Sponsor High Price Target”); or (B) in the case of a Change in Control, if the price per Purchaser Common Share paid or payable in connection with such Change in Control is equal to or greater than the Sponsor High Price Target.

(ix) “Sponsor Low Trigger Event” means any of the following: (A) the first day on which the Purchaser Common Share 30-Day VWAP is equal to or greater than $15.00 (such share price as adjusted pursuant to this Section 2.9, the “Sponsor Low Price Target,” and collectively with the Seller Price Target and the Sponsor High Price Target, the “Price Targets” and each a “Price Target”); or (B) in the case of a Change in Control, if the price per Purchaser Common Share paid or payable in connection with such Change in Control is equal to or greater than the Sponsor Low Price Target.

(x) “Trigger Event” shall mean the Seller Trigger Event, the Sponsor High Trigger Event and the Sponsor Low Trigger Event.

(b) Promptly (but in any event within five (5) Business Days) after the occurrence of:

(i) a Seller Trigger Event, Purchaser shall issue the Seller Deferred Shares to Seller (or its Permitted Transferees);

(ii) a Sponsor Low Trigger Event, Purchaser shall issue the Sponsor Low Trigger Deferred Shares to Sponsor (or its Permitted Transferees); or

(iii) a Sponsor High Trigger Event, Purchaser shall issue the Sponsor High Trigger Deferred Shares to Sponsor (or its Permitted Transferees).

Except as adjusted from time to time pursuant to the terms of this Section 2.9, Purchaser may issue a maximum of, and shall not issue more than, 3,000,000 Purchaser Common Shares to Seller (in addition to the Closing Payment Shares) and not more than 2,000,000 Purchaser Common Shares to Sponsor under this Section 2.9(b). The Sponsor Deferred Shares and the Seller Deferred Shares (collectively, the “Deferred Shares”) are intended to be treated as equity for accounting purposes.

(c) Notwithstanding anything to the contrary, upon the occurrence of a Change in Control that is (i) a Seller Trigger Event, Purchaser shall issue the Seller Deferred Shares to Seller (or its Permitted Transferee), no later than immediately prior to the consummation of such Change in Control (for the avoidance of doubt, if the price per Purchaser Common Share paid or payable in connection with such Change in Control is less than the Seller Price Target, then no Seller Deferred Shares shall be issued pursuant to this Section 2.9 from and after the occurrence of or otherwise in connection with such Change in Control, and all rights to receive such Seller Deferred Shares shall automatically, without any further action of any person, terminate and be forfeited for no consideration); (ii) a Sponsor Low Trigger Event, Purchaser shall issue the Sponsor Low Trigger Deferred Shares to Sponsor (or its Permitted Transferee), no later than immediately prior to the consummation of such Change in Control (for the avoidance of doubt, if the price per Purchaser Common Share paid or payable in connection with such Change in Control is less than the Sponsor Low Price Target, then no Sponsor Low Trigger Deferred Shares shall be issued pursuant to this Section 2.9 from and after the occurrence of or otherwise in connection with such Change in Control, and all rights to receive such Sponsor Low Trigger Deferred Shares shall automatically, without any further action of any person, terminate and be forfeited for no consideration); or (iii) a Sponsor High Trigger Event, Purchaser shall issue the Sponsor High Trigger Deferred Shares to Sponsor (or its Permitted Transferee), no later than immediately prior to the consummation of such Change in Control (for the avoidance of doubt, if the price per Purchaser Common Share paid or payable in connection with such Change in Control is less than the Sponsor High Price Target, then no Sponsor High Trigger Deferred Shares shall be issued pursuant to this Section 2.9 from and after the occurrence of or otherwise in connection with such Change in Control, and all rights to receive such Sponsor High Trigger Deferred Shares shall automatically, without any further action of any person, terminate and be forfeited for no consideration).

(d) The Deferred Shares and/or the Price Targets, as applicable, shall be adjusted appropriately and in good faith by the Purchaser Board to reflect the effect of any stock split, reverse stock split, cash or stock dividend (including any dividend or other distribution of securities convertible into Purchaser Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Purchaser Common Shares or Purchaser Warrants from time to time for so long as any Deferred Shares may be issued pursuant to this Section 2.9 so as to provide the holders of Deferred Shares with the same economic effect as contemplated by this Section 2.9 and the other applicable provisions of this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the applicable Deferred Shares and the applicable Price Target(s), as applicable, provided, that, no adjustment shall be made to the Deferred Shares or the Price Targets in respect of the changes made to the Purchaser Warrants in connection with the Warrant Amendments and the transactions contemplated thereby.

(e) If Purchaser, at any time prior to any Trigger Event or forfeiture pursuant to Section 2.9(c), shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the Purchaser Common Shares on account of such Purchaser Common Shares (or other shares of Purchaser’s capital stock into which the Deferred Shares are convertible), other than as described in Section 2.9(d) (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the applicable Price Target(s) shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Purchaser Board, in good faith) of any securities or other assets paid on each Purchaser Common Share in respect of such Extraordinary Dividend.

(f) Purchaser shall take all necessary actions and use commercially reasonable efforts to remain listed as a public company on, and for the applicable Deferred Shares, once issued, to be tradable over, the NYSE; provided, however, the foregoing shall not limit Purchaser from consummating a Change in Control or entering into a Contract that contemplates a Change in Control. Upon the consummation of any Change in Control, other than as set forth in Section 2.9(c) above, Purchaser shall have no further obligations pursuant to this Section 2.9(f).

(g) For purposes of this Section 2.9, each of Sponsor and Seller, collectively, together with any Person who hereafter becomes a party to an agreement to be bound by this Section 2.9 as provided in this Section 2.9, is referred to as a “Deferred Share Holder”. Each Deferred Share Holder hereby agrees not to, during the period commencing from the date of this Agreement and through the date of the applicable Trigger Event: (x) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any applicable Deferred Shares (or the right to receive any applicable Deferred Shares), (y) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the applicable Deferred Shares, or (z) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (x), (y) or (z) above is to be settled by delivery of Deferred Shares or other securities, in cash or otherwise (any of the foregoing described in clauses (z), (y) or (z), a “Transfer”). The foregoing sentence shall not apply:

(i) to the Transfer of, or the right to receive, any or all of the Deferred Shares by a Deferred Share Holder by a bona fide gift or charitable contribution;

(ii) to the Transfer of, or the right to receive, any or all of the Deferred Shares by a Deferred Share Holder by will or intestate succession upon the death of such Holder;

(iii) to the Transfer of, or the right to receive, any or all of the Deferred Shares by a Deferred Share Holder to any Permitted Transferee; or

(iv) to the Transfer of, or the right to receive, any or all of the Deferred Shares by a Deferred Share Holder pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union.

provided, however, that in any of the foregoing cases (i), (ii), (iii) or (iv), (A) it shall be a condition to such Transfer that the transferee execute and deliver to Purchaser an agreement stating the Deferred Shares (or right to receive such Deferred Shares) that are the subject of such Transfer and that the transferee is receiving and holding such Deferred Shares (or right to receive such Deferred Shares) subject to the provisions of this Section 2.9 applicable to such Deferred Share Holder, and there shall be no further transfer of such Deferred Shares (or right to receive such Deferred Shares) prior to an applicable Trigger Event except in accordance with this Section 2.9, (B) any such Transfer shall not violate any applicable federal or state securities laws, and (C) any such Transfer shall not violate any provision of the Amended and Restated Charter and the Amended and Restated Bylaws; provided further, that in any of the foregoing cases (i) or (ii) such transfer or distribution shall not involve a disposition for value (except to the extent that such transfer or distribution for value is required for tax or other similar purposes in connection with a transfer or distribution to an Affiliate). As used in this Section 2.6, the term “Permitted Transferee” shall mean:

(i) the members of a Deferred Share Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings);

(ii) any trust for the direct or indirect benefit of a Deferred Share Holder or the immediate family of a Deferred Share Holder;

(iii) if a Deferred Share Holder is a trust, the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust;

(iv) as a distribution to the direct or indirect: general partners, limited partners, shareholders, members of, or owners of similar equity interests in a Deferred Share Holder;

(v) any Affiliate of a Deferred Share Holder; or

(vi) after the end of the lock-up period as set forth in Section 5.1 of the Investor Rights Agreement), any other Person.

Each Deferred Share Holder further agrees to execute such agreements that are reasonably necessary to give effect to this Section 2.9(g).

If any Transfer is made contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and Purchaser shall refuse to recognize any such purported transferee of the Deferred Shares (or right to receive the Deferred Shares) as a holder thereof for any purpose.

(h) Purchaser agrees that the Deferred Shares, when issued in accordance with the terms hereof, will be duly authorized and validly issued, fully paid and nonassessable, will not be issued in violation of any preemptive or similar rights and will be free and clear of any Liens (other than Liens arising under applicable securities Laws or the Amended and Restated Charter, Amended and Restated Bylaws, or Liens granted, or that result from any action, or the failure to take any action, by the Person to whom such Deferred Shares are issued pursuant to this Agreement). At all times prior to the issuance or forfeiture of the Deferred Shares pursuant to this Section 2.9, Purchaser shall keep available for issuance a sufficient number of authorized and unissued Purchaser Common Shares to permit Purchaser to satisfy its issuance obligations set forth in this Section 2.9, shall take all actions required to increase the authorized number of Purchaser Common Shares if at any time there shall be insufficient unissued Purchaser Common Shares to permit such reservation and shall not enter into any contract or agreement that is in conflict with or would cause Purchaser to violate its obligations under this sentence. Each Deferred Share Holder that is not party to this Agreement is an intended third party beneficiary of this Section 2.9.”

4.      Amendments to Article V of the Agreement.

(a)     Amendment to Section 5.6 of the Agreement. Section 5.6 of the Agreement is hereby amended and restated in its entirety by replacing it with the following:

“5.6  Issuance of Shares.

(a) If the Purchaser enters into any Subscription Agreements or other agreements in connection with a PIPE Financing, then as of the Closing Date: (i) such Subscription Agreements and other agreements shall be a legal, valid and binding obligation of Purchaser, and, to the knowledge of Purchaser, the other parties thereto; (ii) such Subscription Agreements and other agreements shall be in full force and effect, and none of them shall have been withdrawn, rescinded or terminated or otherwise amended or modified in any respect; (iii) the Purchaser shall not be in breach of any of the terms or conditions set forth in any of the Subscription Agreements or such other agreements, and no event shall have occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach, default or failure to satisfy any condition precedent set forth therein; (iv) no Subscriber or other party thereto shall have notified Purchaser of its intention to terminate all or any portion of any of the Subscription Agreements and/or such other agreements; and (v) any Purchaser Class A Common Shares or other securities of the Purchaser issued pursuant to and in accordance with the Subscription Agreements and/or such other agreements will be duly authorized and validly issued, and will be fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Delaware Law, the Purchaser’s organizational documents or any contract to which the Purchaser is a party or by which the Purchaser is bound.

(b) The Closing Payment Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Delaware Law, the Purchaser’s organizational documents or any contract to which the Purchaser is a party or by which the Purchaser is bound.”

(b)    Amendment to Section 5.9(b) of the Agreement. Section 5.9(b) of the Agreement is hereby amended and restated in its entirety by replacing it with the following:

“(b) The Trust Agreement is valid and in full force and effect and is enforceable in accordance with its terms. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) (i) between the Purchaser and the Trustee that would cause the description of the Trust Agreement in the Purchaser SEC Reports to be inaccurate in any material respect or (ii) that would entitle any Person (other than Purchaser Common Stockholders who shall have elected to redeem their Purchaser Common Shares pursuant to the Purchaser’s organizational documents) to any portion of the proceeds in the Trust Account. The Purchaser has filed with the SEC true, correct and complete copies of the executed and delivered Trust Agreement. The Trust Agreement has not been amended or modified, and no such amendment or modification is contemplated by the Purchaser. As of the Original Agreement Date, no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a material default or breach under the Trust Agreement on the part of the Purchaser or the Trustee. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay income and franchise taxes from any interest income earned in the Trust Account or (B) to redeem Purchaser Common Shares in accordance with the provisions of the Purchaser’s organizational documents. There are no Actions pending or threatened in writing with respect to the Trust Account.”

(c) Addition of new Section 5.21 to the Agreement. Article V of the Agreement is hereby amended by inserting the following new Section 5.21 after Section 5.20:

“5.21 Warrant Holder Support Agreements. As of March 13, 2020, the Purchaser has entered into agreements with holders of 65.9% of the outstanding Public Warrants to vote in favor of the Warrant Amendments (each such agreement, a “Warrant Holder Support Agreement”). Each Warrant Holder Support Agreement (i) has been made available to Seller, and (ii) is valid and in full force and effect and is enforceable in accordance with its terms.”

5.      Amendments to Article VI of the Agreement.

(a)     Amendment to Section 6.1(b)(iii) of the Agreement. Section 6.1(b)(iii) of the Agreement is hereby amended by inserting the following immediately following “such securities”:

“, provided, that, notwithstanding anything herein to the contrary, (A) the Purchaser may, if legally permissible, amend the terms of the Purchaser Warrants and issue Purchaser Common Shares to the holders of such warrants in respect of the exchange thereof on the Closing Date, in each case, on the terms and conditions set forth in the Warrant Amendments, and (B) if the Purchaser consummates a PIPE Financing, the Purchaser shall, simultaneously with the Closing and pursuant to the Subscription Agreements, issue to the Subscribers the Purchaser Class A Common Shares or other securities required to be issued to the Subscribers, on the terms and conditions set forth in the Subscription Agreements;”.

(b)    Amendment to Section 6.1(b)(iv) of the Agreement. Section 6.1(b)(iv) of the Agreement is hereby amended by inserting the following immediately following “its securities”:

“, provided, that, notwithstanding anything herein to the contrary, (A) the Purchaser may, if legally permissible, amend the terms of the Purchaser Warrants and issue Purchaser Common Shares to the holders of such warrants in respect of the exchange thereof on the Closing Date, in each case, on the terms and conditions set forth in the Warrant Amendments, and (B) the Purchaser may acquire securities in connection with a PIPE Financing, if such acquisition is agreed to by the Seller in its sole discretion;”.

(c)     Amendment to Section 6.1(b)(v) of the Agreement. Section 6.1(b)(v) of the Agreement is hereby amended by inserting the following immediately following “in the aggregate”:

“, provided, that, notwithstanding anything herein to the contrary, the Purchaser may, if legally permissible, amend the terms of the Purchaser Warrants and make a payment in cash to the holders of such warrants (except in respect of the Sponsor Private Placement Warrants) in respect of the exchange thereof on the Closing Date, in each case, on the terms and conditions set forth in the Warrant Amendments;”.

(d)    Amendment to Section 6.4 of the Agreement. Section 6.4 of the Agreement is hereby amended by deleting the next to last sentence thereof in its entirety.

(e)     Amendment to Section 6.8 of the Agreement. Section 6.8 of the Agreement is hereby amended and restated in its entirety by replacing it with the following:

“6.8      Sponsor Support Agreement Transactions.Pursuant to the Sponsor Support Agreement, the Sponsor shall be automatically deemed to have irrevocably assigned and transferred to Purchaser, in consideration for the Sponsor Deferred Shares, the Purchaser Common Shares at the times and in the amounts specified in the Sponsor Support Agreement.”

(f)     Amendment to Section 6.24 of the Agreement. Section 6.24 of the Agreement is hereby amended and restated in its entirety by replacing it with the following:

“6.24    Warrant Amendment. Purchaser shall use its commercially reasonable best efforts to obtain the vote or consent of the holders of at least 65% of the outstanding Purchaser Warrants that were initially issued to investors in the IPO (the “Purchaser Public Warrants”) to (a) amend that certain Warrant Agreement between Purchaser and Continental Stock Transfer & Trust Company, dated as of November 16, 2017 (as amended from time to time, the “Warrant Agreement”), to provide, among other things, that each outstanding Purchaser Public Warrant shall no longer be exercisable to purchase one-half share of a Purchaser Common Share for $5.75 per half-share (subject to adjustment as provided in the Warrant Agreement) and instead shall be converted solely into the right to receive (i) if, at the Closing, the aggregate gross Cash in the Trust Fund and the proceeds received by Purchaser under the Subscription Agreements equals at least $225,000,000, $1.00 in cash or (ii) if, at the Closing, the aggregate gross Cash in the Trust Fund and the proceeds received by Purchaser under the Subscription Agreements is less than $225,000,000, $0.50 in cash (one-half of which shall be paid on or before the Closing) and 0.055 of a Purchaser Common Share (the “Public Warrant Amendment”), and (b) to amend the Warrant Agreement to provide, among other things, that each outstanding Purchaser Warrant issued pursuant to that certain Warrants Purchase Agreement between Purchaser and Sponsor (the “Purchaser Private Placement Warrants”) shall no longer be exercisable to purchase one-half share of a Purchaser Common Share for $5.75 per half-share (subject to adjustment as provided in the Warrant Agreement) and instead shall be converted solely into the right to receive (i) if, at the Closing, the aggregate gross Cash in the Trust Fund and the proceeds received by Purchaser under the Subscription Agreements equals at least $225,000,000, $1.00 in cash or (ii) if, at the Closing, the aggregate gross Cash in the Trust Fund and the proceeds received by Purchaser under the Subscription Agreements is less than $225,000,000, $0.50 in cash (one-half of which shall be paid on or before the Closing) and 0.055 of a Purchaser Common Share (the “Private Warrant Amendment” and together with the Public Warrant Amendment, the “Warrant Amendments”). Purchaser shall enter into the Support Agreement which shall provide that notwithstanding the Warrant Amendments, 14,587,770 Purchaser Private Placement Warrants held by the Sponsor (the “Sponsor Private Placement Warrants”) shall waive any and all rights to receive cash consideration in exchange for such Sponsor Private Placement Warrants under the Private Warrant Amendment and shall instead solely receive 0.11 Purchaser Common Shares per Sponsor Private Placement Warrant. Purchaser shall offer the beneficial holders of the remainder of the outstanding Purchaser Private Placement Warrants (2,912,230) the option to exchange such Purchaser Private Placement Warrants for 0.11 Purchaser Common Shares per Purchaser Private Placement Warrant in lieu of the consideration set forth in the Private Warrant Amendment. In connection with the Warrant Amendments, the Purchaser shall, as promptly as practicable after the date of the First Amendment to this Agreement, use its commercially reasonable efforts to prepare and cause to be filed with the SEC a proxy statement in preliminary form seeking the approval of the holders of the Purchaser Public Warrants of the Warrant Amendments contemplated hereby, in accordance with and as required by the Purchaser’s organizational documents, the Warrant Agreement, applicable Law and any applicable rules and regulations of the SEC and the New York Stock Exchange and have such proxy statement declared effective by the SEC and mail such proxy statement to all holders of the Purchaser Public Warrants as soon as possible thereafter in order to hold a special meeting of the holders of the Purchaser Public Warrants to approve the Warrant Amendments as soon as possible thereafter. Subject to the express provisions of this Section 6.24, the covenants in Sections 6.5(b) and 6.5(c) of this Agreement shall apply mutatis mutandis to this Section 6.24.”

(g)    Addition of new Section 6.26 to the Agreement. Article VI of the Agreement is hereby amended by inserting the following new Section 6.26 after Section 6.25:

“6.26 PIPE Financing. The Purchaser may pursue a private financing pursuant to which (a) new investors would purchase Purchaser Class A Common Shares or other securities of the Purchaser and/or (b) current investors would retain any Purchaser Class A Common Shares already owned by them and/or acquire additional Purchaser Class A Common Shares in the market or in privately negotiated transactions (such new and current investors, the “Subscribers”); provided, that such financing shall otherwise be on terms acceptable to the Seller in its sole discretion (a “PIPE Financing”). Any subscription agreements with the Subscribers to effect the PIPE Financing shall be on terms reasonably acceptable to the Seller in its sole discretion (the “Subscription Agreements”).

6.      Amendments to Article VII of the Agreement.

(a)     Amendment to Section 7.2(i) of the Agreement. Section 7.2(i) of the Agreement is hereby amended and restated in its entirety by replacing it with the following:

“[Intentionally Omitted]”.

7.     Amendment to Section 8.5 of the Agreement. Section 8.5 of the Agreement is hereby amended by inserting the following new subsection (e) after subsection (d):

“(e)      Purchaser hereby agrees that in connection with the Special Tax Indemnity, Seller will assert itself as the primary obligor in respect of such indemnified PRC Tax obligations in all dealings with any relevant PRC Tax Authority (including any action to adjust or collect such assumed Tax liabilities).”

8. Amendment to Section 10.1(f) of the Agreement. Section 10.1(f) of the Agreement is hereby amended and restated in its entirety by replacing it with the following:

“(f)       by either the Purchaser or the Seller, at any time prior to the Closing, if the transactions contemplated herein are not consummated by May 20, 2020.”

9.     Amendment to Table of Contents of the Agreement. The Table of Contents to the Agreement shall automatically, without any further action of any party, be deemed amended to reflect conforming changes to the amendments to the Agreement provided for in this Amendment, including, without limitation, by (i) adding a reference to “Section 2.9 – Deferred Shares” on page -i- immediately after the reference to Section 2.8, (ii) deleting “Effect of Purchaser Stockholder Redemptions” on page -iii- and replacing it with “Sponsor Support Agreement Transactions”, (iii) deleting “Blue Impact Warrant Tender Offer” on page -iii- and replacing it with “Warrant Amendment”; (iv) deleting “Form of Redemption Side Letter” in the list of Exhibits and replacing it with “Form of Sponsor Support Agreement”, (v) adding “J –Waiver Agreement” in the list of Exhibits, and (vii) adding “K – Registration Rights Waiver Agreement” in the list of Exhibits.

10.    Amendments to Exhibits to the Agreement.

(a)     Amendment to Exhibit B to the Agreement. Exhibit B to the Agreement is hereby amended and restated in its entirety to be in the form attached hereto as Exhibit A.

(b)    New Exhibits. A new Exhibit J to the Agreement in the form attached hereto as Exhibit B-1 is hereby added to the Agreement, and a new Exhibit K to the Agreement in the form attached hereto as Exhibit B-2 is hereby added to the Agreement.

11.    Amendments to Schedules and Annexes of the Agreement.

(a)     Amendment to Schedule 5.5 of the Agreement. Schedule 5.5 to the Agreement is hereby amended and restated in its entirety to be in the form attached hereto as Exhibit C-1.

(b)    Amendment to Schedule 6.1(b) of the Agreement. Schedule 6.1(b) to the Agreement is hereby amended and restated in its entirety to be in the form attached hereto as Exhibit C-2.

(c)     Amendment to Annex A of the Agreement. Annex A of the Agreement is hereby amended and restated in its entirety to be in the form attached hereto as Exhibit D.

12.        Effect on Agreement. Other than as specifically set forth herein, all other terms and provisions of the Agreement shall remain unaffected by the terms of this Amendment, and shall continue in full force and effect in accordance with their respective terms. Each reference in the Agreement to “this Agreement” shall mean the Agreement as amended by this Amendment, and as hereinafter amended or restated.

13.        Counterparts. This Amendment may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

14.        Successors and Assigns. This Amendment shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns.

15.        Amendment. This Amendment may not be amended or modified except by an instrument in writing signed by, or on behalf of, all of the parties hereto.

16.        Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

17.        Entire Agreement. This Amendment, the Agreement and the Additional Agreements constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

18.        Effectiveness of this Amendment. Notwithstanding anything to the contrary contained herein, (a) this Amendment shall only become (and shall automatically become) effective and binding on the parties hereto upon the requisite approval of this Amendment by the board of directors of BlueFocus Intelligent Communications Group Co. Ltd., the indirect parent of Seller (such approval, the “BlueFocus Approval”), and (b) this Amendment shall automatically terminate and shall be deemed void ab initio and no party to this Amendment shall have any rights or obligations whatsoever under this Amendment upon any termination of the Agreement in accordance with its terms prior to the BlueFocus Approval. The Seller shall notify the Purchaser as promptly as practicable after the occurrence of the BlueFocus Approval thereby confirming the effectiveness of the Amendment.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

PURCHASER:
LEGACY ACQUISITION CORP.
By:	/s/ Edwin J. Rigaud
Name:	Edwin J. Rigaud
Title:	Chairman and Chief Executive Officer

SELLER:
BLUE VALOR LIMITED
By:	/s/ He Shen
Name:	He Shen
Title:	Authorized Signatory

Exhibit A

EXHIBIT B

FORM OF SPONSOR SUPPORT AGREEMENT

Exhibit B-1

EXHIBIT J

FORM OF WAIVER AGREEMENT

Exhibit B-2

EXHIBIT K

FORM OF REGISTRATION RIGHTS WAIVER AGREEMENT